Superclick Announces Financial Results for the Second Quarter of Fiscal Year 2007

SAN DIEGO, June 14, 2007 (PRIME NEWSWIRE) -- Superclick, Inc. (OTC BB:SPCK.OB - News), a technology leader in IP infrastructure solutions to the hospitality industry today announced financial results for the quarter ended April 30, 2007.

Superclick reported net revenues of $1,237,649 for the second quarter, ended April 30, 2007, compared to $907,809 in revenue for the second quarter of 2006. The increase of $329,840 in revenue, or 36.3%, for the second quarter on a year-over-year basis, was attributable to improving installation revenue and the strengthening of support contracts. In particular, the company improved revenue performance in customer support revenues for the second quarter on a year-over-year basis by 64.7%.

For the six months ended April 30, 2007, revenues were $1,999,284 compared to the $1,569,950 that the company reported for the same period in 2006. This increase of $429,334, or 27.3% was driven by increases in services revenue.

Gross profit for the second quarter ended April 30, 2007 was $688,554, or 55.6% compared with the $431,322, or 47.5% reported for the second quarter ended April 30, 2006. For the second quarter, gross profit increased $257,232 or 59.6% on a year-over-year basis, while margins expanded by 8.1%.

For the six months ended April 30, 2007, Superclick reported gross profit of $1,059,546, or 53.0% compared to $638,638, or 40.7% reported for the six months ended April 30, 2006. Gross profit increased for the period by $420,908 or 65.9% and margins improved by 12.3%. The key drivers for improvements in both gross profit and margins for the six months ended April 30, 2007 on a year-over-year basis were increased efficiencies in our service department, strengthening of support contracts and more effective management of our resources.

Selling, general and administrative (SG&A) expenses for the three months ended April 30, 2007 and 2006 were $435,703, or 35.2% and $492,846 or 54.3% respectively. For the period, the company realized a $57,143 or 11.6% favorable variance for the period.

For the six months ended April 30, 2007 and 2006, SG&A was $740,281 or 37.0% and $1,111,490, or 70%, respectively. The company realized a $371,209 or 33.4% favorable variance for the period. In both the three month and six-month periods, the improvements in SG&A expenses were a consequence of our restructuring plan that we undertook in 2006.

The company reported net income after cumulative effect adjustment for the second quarter of $54,001 compared to a net loss of $534,710 for the three months ended April 30, 2006.

For the six months ended April 30, 2007, after cumulative effect adjustment, net loss was $7,470 compared to a net loss of $1,263,734 for the six months ended April 30, 2007.

Superclick ended the quarter with $650,553 in cash and $932,378 in accounts receivable.

Some of the highlights of the second quarter included:

•	Completed a company record 51 wireless installs for the quarter
•	Launch of Technology Assessment Program (TAP)
•	Grant of Master License Agreement for Europe to Hospitality Services Plus Ltd.
•	Continuation of key install wins at flagship properties including InterContinental Boston, Willard IntrerContinental in Washington D.C. and the NY Palace.
•	Continued progress in trials for Media Distribution System (MDS) application.

Comments from the Management

Sandro Natale, Chief Executive Officer, commented that “we continue to be pleased with the progress we are making on many levels. From an operational standpoint, we have substantially streamlined our operations and are now committed to investing into core areas that will enable us to further scale revenue on a more profitable basis. On the technology front, we continue to demonstrate the depth of our SIMS platform and MAMA application and believe that we are truly differentiated in terms of our ability to provide customers with management transparency and performance over their networks. In terms of our development for the future, we are excited about the prospects we see developing for our Media Distribution System (MDS) application and hope to begin announcing successes here over the quarters to come. Our approach of developing services and products focused on resolving customer needs first and foremost is yielding strong results and this will continue to be our catalyst for growth moving forward.”

Sandro Natale and Jean Perrotti, the company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EST on Tuesday, June 19, 2007. Interested participants should call 1-877-318-5455 when calling within the United States or 1-973-935-2967 when calling internationally. There will be a playback available from June 19 at 7:30pm EST through June 26 at 11:59 EST. To listen to the playback, please call 1-877-519-4471 when calling within the United States or 1-973-341-3080 when calling internationally. Please use pass code 8921968 for the replay.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Fairmont Hotels(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC(r), Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

``Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Superclick's business which are not historical facts are ``forward-looking statements'' that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ``Risk Factors'' in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:
Optimus Inc.
Investor Relations
Frank Candido
(514) 969-5530